EXHIBIT 99.2

Ruth’s Hospitality Group, Inc. Announces the Closing of its Private Placement with BRS, the Closing of its Rights Offering and the Effectiveness of its Credit Agreement Amendment

HEATHROW, FL, February 16, 2010 (BUSINESS WIRE) -- Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) announced today that it has completed its previously announced sale of $25,000,000 of the Company’s newly-created Series A 10% Convertible Preferred Stock to affiliates of Bruckmann, Rosser, Sherrill & Co. Management, L.P. in a private placement transaction. The shares of convertible preferred stock sold in the private placement are initially convertible into approximately 8,620,700 shares of the Company’s common stock, subject to adjustment upon the occurrence of certain future events.

The Company also announced the successful closing of the sale of approximately 10,147,500 shares of the Company’s common stock pursuant to its previously announced common stock rights offering, at a subscription price of $2.50 per share, for an aggregate purchase price of approximately $25.4 million. At the closing of the rights offering, the Company honored the requests of all holders of subscription rights who exercised their basic subscription rights and tendered proper payment, but the Company did not honor or accept any oversubscription requests. Subscription payments received by the subscription agent on account of oversubscription requests are in the process of being returned, without interest or penalty, to the holders who exercised those rights.

On February 12, 2010, the Company applied approximately $44.3 million of the net proceeds from the rights offering and the private placement, together with cash on hand, to reduce its outstanding borrowings under its existing credit facility. Immediately after giving effect to this repayment, the Company’s outstanding borrowings under that facility were approximately $78.75 million, with approximately $47.35 million available for future borrowing, net of $3.5 million in outstanding letters of credit.

Finally, the Company announced that as a result of its repayment of indebtedness and the satisfaction of other agreed-upon conditions, the credit agreement amendment that the Company had previously entered into with the lenders under its existing credit facility has become effective. The credit agreement amendment extends the maturity of the facility and provides the Company with a less restrictive set of covenants, which the Company believes will enhance its financial and operating flexibility.

Jefferies & Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF), acted as financial advisor to the Company in connection with the private placement and the rights offering and as dealer-manager in connection with the rights offering.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group,

Inc. was founded in 1965 and currently has more than 150 Company- and franchisee-owned locations worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

About Bruckmann, Rosser, Sherrill & Co. Management, L.P.

Bruckmann, Rosser, Sherrill & Co. Management, L.P. is a New York based private equity firm focused on investing in middle market consumer goods and services businesses with previous investments and remaining committed capital totaling $1.4 billion. BRS and its principals have extensive experience in the restaurant industry, having completed 16 restaurant investments to date, including add-on acquisitions.

SOURCE: Ruth’s Hospitality Group, Inc.

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